Exhibit 10.14(b)

AMENDMENT TO
EMPLOYMENT AGREEMENT

            THIS AMENDMENT TO EMPLOYMENT AGREEMENT(this “Amendment”) is made by and between EXPRESSJET HOLDINGS, INC., a Delaware corporation (“Company”), and JERRY E. LOSNESS (“Executive”).

W I T N E S S E T H:

            WHEREAS, Company and Executive and Continental Airlines, Inc., a Delaware corporation (“Continental”) previously entered into that certain Employment Agreement, dated as of April 17, 2002 and amended as of April 24, 2002 (the “Agreement”), setting forth the terms of Executive's employment with Company;

            WHEREAS, the parties now desire to modify the Agreement with this Amendment as of the date hereof (the “Effective Date”), provided that the amendment to Section 3.1 shall be effective as of April 1, 2005; and

            WHEREAS, this Amendment does not affect the rights or duties of Continental, and the approval of Continental is not required with respect to this Amendment;

            NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive hereby agree as follows:

            1.         Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

            2.         The following new Sections 2.3 and 2.4 are hereby added to the Agreement:

            “2.3     Company’s Right to Terminate.  Company, acting pursuant to an express resolution of the Board of Directors of Company (the “Board of Directors”), shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i)         upon Executive’s death;

(ii)        upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

(iii)       for cause, which for purposes of this Agreement shall mean Executive’s gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering him unable to perform, the material duties and services required of him pursuant to this Agreement;

(iv)       for Executive’s material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Executive of written notice by Company of such breach; or

(v)        for any other reason whatsoever, in the sole discretion of the Board of Directors.”

            “2.4     Executive’s Right to Terminate.  Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(i)         the assignment to Executive of duties materially inconsistent with the duties associated with the position described in paragraph 1.2 as such duties are constituted as of the Effective Date;

(ii)        a material diminution in nature or scope of Executive’s authority, responsibilities, or title from those applicable to him as of the Effective Date;

(iii)       the occurrence of material acts or conduct on the part of Company or ExpressJet or their respective officers or representatives which prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

(iv)       Company or ExpressJet requiring Executive to be permanently based anywhere outside a major urban center in Texas;

(v)        the taking of any action by Company or ExpressJet that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

(vi)       a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following receipt by Company of written notice of such breach by Executive; or

(vii)      for any other reason whatsoever, in the sole discretion of Executive.”

            3.         The first sentence of Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $207,000.00 or (ii) such amount as Company and Executive mutually may agree upon from time to time.”

            4.         Section 4.1 of the Agreement is hereby amended as follows:

i.          The phrase “prior to a Change in Control or after the date that is eighteen months after a Change in Control” is hereby inserted after the phrase “Involuntary Termination” in Clause (A) of Section 4.1.

ii.         Sub-clauses (iv) and (v) are hereby added to Clause (A) of Section 4.1 immediately after Sub-clause (iii) of Clause (A) of Section 4.1 as follows:

“(iv) Company may, in the sole discretion of the Board of Directors or the Human Resources Committee of the Board of Directors pay Executive a pro rata target bonus at the same time bonuses are paid to active employees of Company, and (v) Company shall provide Executive with Outplacement Services (as such term is defined in paragraph 4.4)”

iii.        Clause (C) is hereby added to Section 4.1 immediately after Clause (B) of Section 4.1 as follows:

“, or (C) if such termination shall constitute an Involuntary Termination or a termination by Executive of Executive’s employment with Company for any reason encompassed by paragraph 2.4 and such termination occurs within eighteen months after a Change in Control, then, subject to the provisions of paragraphs 4.2 and 4.3, (1) Continental and Company shall provide Executive with Flight Privileges for the remainder of Executive’s lifetime; provided, however, that a termination by Executive of Executive’s employment with Company for any reason encompassed by paragraph 2.4 shall not create a duty on the part of Continental to provide Executive with Flight Privileges, (2) Company shall provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.4) for the Severance Period (as such term is defined in paragraph 4.4), (3) Company shall pay Executive on or before the effective date of such termination a lump-sum cash payment in an amount equal to the sum of (A) a pro rata bonus payment (notwithstanding any contrary provision in Company’s cash bonus program) equal to the amount of Executive’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, multiplied by the target rate under Company’s cash bonus program at the rate in effect for the year of termination, and further multiplied by a fraction, the numerator of which is the number of days which have elapsed in the calendar year during which the date of termination falls, and the denominator of which is three hundred sixty-five (365), plus (B) two times the Executive’s base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, plus

(C) two times the amount of Executive’s annual base salary pursuant to paragraph 3.1 at the rate in effect immediately prior to Executive’s termination of employment, multiplied by the target rate under Company’s cash bonus program in effect for the year of termination, and (4) Company shall provide Executive with Outplacement Services (as such term is defined in paragraph 4.4).  Notwithstanding anything contained herein, if a Change in Control occurs and Executive’s employment with Company is terminated by reason of an Involuntary Termination prior to the date of the Change in Control, and if such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, then Executive shall, in lieu of the payments and benefits described in paragraph 4.1(A) above, be entitled to the payments and additional benefits described in this paragraph 4.1(C) as if such Involuntary Termination had occurred within eighteen months following the Change in Control.”

            5.         The following new Clause (i) of Section 4.4 is hereby added to the Agreement, and former Clauses (i), (ii), (iii) and (iv) of Section 4.4 are hereby renumbered as Clauses (ii), (iii), (iv) and (v), respectively:

            “Change in Control” shall have the meaning assigned to such term in Company’s 2002 Stock Incentive Plan as in effect on the Effective Date;”

            6.         Sub-clause (2) in Clause (ii) of Section 4.4 is hereby amended to delete the phrase “his Involuntary Termination” appearing therein and to substitute the phrase “the termination of his employment” therefor.

            7.         Clause (iv) of Section 4.4 is hereby amended as follows:

i.          The phrase “For the purposes of determining Continental’s rights or duties hereunder,” is hereby inserted before the phrase “‘Involuntary Termination’” in Clause (iv) of Section 4.4.

ii.         The following sentence is hereby added immediately after the first sentence of Clause (iv) of Section 4.4:

“For all other purposes, ‘Involuntary Termination’ shall mean any termination by Company of Executive’s employment with Company for any reason other than those reasons encompassed by paragraphs 2.3(i), (ii), (iii) or (iv).”

            8.         Clause (v) of Section 4.4 is hereby amended to delete the phrase “Executive’s Involuntary Termination” appearing therein and to substitute the phrase “the termination of Executive’s employment” therefor.

            9.         The following new Clause (vi) of Section 4.4 is hereby added to the Agreement, and former Clause (v) of Section 4.4 is hereby renumbered as Clause (vii):

            “Outplacement Services” shall mean outplacement services, at Company’s cost and for a period of twelve months beginning on the date of Executive’s termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or the Human Resources Committee of the Board (with such approval not to be unreasonably withheld); and”

            10.       Clause (vii) of Section 4.4 of the Agreement is hereby amended and restated in its entirety as follows:

            “Severance Period” shall mean the period commencing on the date of Executive’s termination of employment and continuing for twenty-four months.”

            11.       The following new Sections 4.5 and 4.6 are hereby added to the Agreement:

            “4.5  Payment Obligations Absolute.    Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article IV shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else.  All amounts payable by Company shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article IV, and, except as provided in paragraph 4.4 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, joint venturer, or otherwise) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article IV.”

            “4.6     Code Section 280G Provisions.  Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) any payment or benefit received or to be received by Executive in connection with a Change in Control or the termination of Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Company or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by Company, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code; provided, however, that no such reduction shall be made unless the net after-tax benefit received by Executive shall after such reduction would exceed the net after-tax benefit received by Executive if no such reduction was made and provided that if any reduction is required, Executive shall have the right to determine which of the Contract Payments shall be reduced.  The foregoing determination and all determinations under this Section 4.6 shall be made by the Accountants (as defined below).  For purposes of this section, "net after-tax benefit" shall mean (i) the Total Payments that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants; and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 4.6, the term “Affiliate” means Company’s successors, any person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Company within the meaning of Section 1504 of the Code and “Accountants” shall mean Company’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant's determinations must be made on the basis of “substantial authority" (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by Company.”

            12.       Continuing Effectiveness of Agreement.  Except as expressly provided herein to the contrary, the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.  No provision of this Amendment is intended to or shall be interpreted to affect the rights or duties of Continental.

            13.       Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 14th day of March, 2005, to be effective as of the Effective Date, provided that the amendment to Section 3.1 shall be effective as of April 1, 2005.

ExpressJet Holdings, Inc. By: /s/ James B. Ream James B. Ream President and Chief Executive Officer

“Executive” By: /s/ Jerry E. Losness Jerry E. Losness